Exhibit 99.1

Universal Logistics Holdings Reports Fourth Quarter 2021 Financial Results; Achieved Full Year 2021 Record Results; Declares Dividend

-	Fourth Quarter 2021 Operating Revenues: $467.4 million, 21.1% increase
-	Fourth Quarter 2021 Operating Income: $23.8 million
-	Fourth Quarter 2021 Earnings Per Share: $0.60 per share
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – February 10, 2022 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated fourth quarter 2021 net income of $16.2 million, or $0.60 per basic and diluted share, on total operating revenues of $467.4 million, Universal’s highest quarterly operating revenues ever reported. This compares to net income of $16.2 million, or $0.60 per basic and diluted share, during fourth quarter 2020 on total operating revenues of $386.0 million. Universal’s fourth quarter 2021 operating results were negatively affected by $6.0 million of charges for auto liability claims expected to settle in excess of policy limits and an additional $5.0 million of losses incurred in connection with a contract logistics program in Detroit, Michigan.  For the full year 2021, Universal reported $2.74 per basic and diluted share, on total operating revenues of $1.75 billion, both the highest in company history. This compares to $1.78 per basic and diluted share, on total operating revenues of $1.39 billion for the full year 2020.

In the fourth quarter 2021, Universal’s operating income increased $0.3 million to $23.8 million, compared to $23.5 million in the fourth quarter one year earlier.  Universal’s fourth quarter 2021 operating results were reduced by a total of $11.0 million attributable to the previously mentioned auto liability claims charges and losses attributable to a recent contract logistics program award.  As a percentage of operating revenue, operating margin for the fourth quarter 2021 was 5.1%, compared to 6.1% during the same period last year. EBITDA, a non-GAAP measure, decreased $4.5 million during the fourth quarter 2021 to $39.7 million, compared to $44.2 million one year earlier. As a percentage of operating revenue, EBITDA margin for the fourth quarter 2021 was 8.5%, compared to 11.4% during the same period last year. The claims charges and launch losses recorded in the fourth quarter 2021 adversely impacted both Universal’s operating margin and EBITDA margin by 230 basis points.

“2021 certainly had its share of challenges,” stated Tim Phillips, Universal’s Chief Executive Officer. “We experienced them predominantly at the macro level, with a lack of fluidity throughout the country’s ports and inland supply chains, a tight labor market, particularly in the transportation and logistics space, and transportation equipment in extremely short supply. We also experienced some of those conditions more acutely at Universal. Our automotive customers struggled to meet production due to a lack of semiconductors and we were challenged with significant program losses in executing a major new contract logistics program.

Yet, despite these challenges, Universal’s business model continued to deliver impressive results.  For the full year 2021 Universal reported record results on both the top and bottom line. Our year-over-year annual operating revenues increased 26%, and our after-tax earnings were up over 50%, making Universal’s full year 2021 operating revenues and earnings per share the greatest in company history. We also closed out the fourth quarter with Universal’s highest quarterly revenues ever reported. While there is still plenty of room for improvement, I want to make sure these achievements don’t go unrecognized. I would like to thank every member of Team Universal for their individual contributions in making this year a success, and I look forward to what we can accomplish in 2022.”

Segment Information:

Contract Logistics

-	Fourth Quarter 2021 Operating Revenues: $160.7 million, 20.7% increase
-	Fourth Quarter 2021 Operating Income: $6.1 million, 3.8% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, fourth quarter 2021 operating revenues increased 20.7% to $160.7 million, compared to $133.2 million for the same period last year. At the end of the fourth quarter 2021, we managed 63 value-added programs, compared to 58 such programs at the end of the fourth quarter 2020, and improved our dedicated transportation load volumes by 6.9% compared to the same period last year. Fourth quarter 2021 income from operations decreased $5.9 million to $6.1 million, compared to $12.0 million during the same period last year. Included in fourth quarter 2021 results were $5.0 million of additional losses incurred in connection with a recently launched new business award. As a percentage of revenue, operating margin in the contract logistics segment for the fourth quarter 2021 was 3.8%, compared to 9.0% during the same period last year. The launch losses recorded in the fourth quarter 2021 adversely impacted this segment’s operating margin by 310 basis points.

Intermodal

-	Fourth Quarter 2021 Operating Revenues: $141.7 million, 33.8% increase
-	Fourth Quarter 2021 Operating Income: $13.8 million, 9.7% operating margin

Operating revenues in the intermodal segment increased $35.8 million to $141.7 million in the fourth quarter 2021, compared to $105.9 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $16.1 million in separately identified fuel surcharges, compared to $8.9 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $35.7 million during the fourth quarter 2021, compared to $20.0 million one year earlier. The average operating revenue per load, excluding fuel surcharges, increased 31.9%; however, load volumes decreased 14.2% year-over-year. Fourth quarter 2021 income from operations increased $6.0 million to $13.8 million, compared to $7.8 million during the same period last year. As a percentage of revenue, operating margin in the intermodal segment for the fourth quarter 2021 was 9.7%, compared to 7.3% during the same period last year.

Trucking

-	Fourth Quarter 2021 Operating Revenues: $101.5 million, 25.5% increase
-	Fourth Quarter 2021 Operating Income: $1.1 million, 1.1% operating margin

In the trucking segment, which includes agent-based and company-managed trucking operations, fourth quarter 2021 operating revenues increased 25.5% to $101.5 million, compared to $80.9 million for the same period last year. Fourth quarter 2021 trucking segment revenues included $38.1 million of brokerage services, compared to $31.3 million during the same period last year. Also included in our trucking segment revenues were $6.8 million in separately identified fuel surcharges during the fourth quarter 2021, compared to $3.7 million in fuel surcharges during the same period last year. On a year-over-year basis, trucking segment load volumes increased 2.8% and the average operating revenue per load, excluding fuel surcharges, increased an additional 19.3% during the same period. Income from operations in the fourth quarter 2021 decreased $2.4 million to $1.1 million compared to $3.5 million during the same period last year. Fourth quarter 2021 results also included a $6.0 million charge for auto liability claims expected to settle in excess of policy limits. As a percentage of revenue, operating margin in the trucking segment for the fourth quarter 2021 was 1.1% compared to 4.4% during the same period last year. The claim charges recorded in the fourth quarter 2021 adversely impacted the trucking segment’s operating margin by 590 basis points.

Company-managed Brokerage

-	Fourth Quarter 2021 Operating Revenues: $62.0 million, 5.8% decrease
-	Fourth Quarter 2021 Operating Income: $2.5 million, 4.0% operating margin

Fourth quarter 2021 operating revenues in the company-managed brokerage segment decreased $3.8 million to $62.0 million, compared to $65.8 million for the same period last year, while income from operations increased $2.3 million to $2.5 million in the fourth quarter 2021.  This compares to income from operations of $0.2 million one year earlier. The company-managed brokerage segment’s average operating revenue per load, excluding fuel surcharges, increased 10.1%; however, load volumes decreased 19.4% on a year-over-year basis. As a percentage of revenue, operating margin in the company-managed brokerage segment for the fourth quarter 2021 was 4.0% compared to 0.3% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 7, 2022 and is expected to be paid on April 4, 2022.

Other Matters

As of December 31, 2021, Universal held cash and cash equivalents totaling $13.9 million, and $8.0 million in marketable securities. Outstanding debt at the end of the fourth quarter 2021 was $428.4 million and capital expenditures totaled $12.6 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, February 11, 2022

Call Toll Free:  (844) 955-2101

International Dial-in:  +1 (661) 567-1249

Conference ID:  6075298

A replay of the conference call will be available beginning two hours after the call through February 18, 2022, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 6075298. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating revenues:
Truckload services	$64,838	$49,786	$248,878	$201,419
Brokerage services	100,143	97,116	401,823	336,365
Intermodal services	141,723	105,887	473,059	393,633
Dedicated services	54,003	38,524	204,102	127,510
Value-added services	106,665	94,640	423,118	332,156
Total operating revenues	467,372	385,953	1,750,980	1,391,083

Operating expenses:
Purchased transportation and equipment rent	224,516	187,469	824,789	674,143
Direct personnel and related benefits	119,720	93,756	456,643	337,618
Operating supplies and expenses	35,779	32,398	149,394	111,056
Commission expense	8,914	7,711	33,894	26,661
Occupancy expense	10,380	8,097	37,286	34,586
General and administrative	9,783	9,177	39,648	33,267
Insurance and claims	18,847	4,597	38,829	19,252
Depreciation and amortization	15,657	19,199	67,537	74,141
Total operating expenses	443,596	362,404	1,648,020	1,310,724
Income from operations	23,776	23,549	102,960	80,359
Interest expense, net	(2,510)	(3,428)	(11,599)	(14,579)
Other non-operating income (loss)	247	1,418	7,220	(1,870)
Income before income taxes	21,513	21,539	98,581	63,910
Provision for income taxes	5,314	5,316	24,848	15,778
Net income	$16,199	$16,223	$73,733	$48,132

Earnings per common share:
Basic	$0.60	$0.60	$2.74	$1.78
Diluted	$0.60	$0.60	$2.74	$1.78

Weighted average number of common shares outstanding:
Basic	26,919	26,917	26,919	26,997
Diluted	26,923	26,926	26,929	27,000

Dividends declared per common share:	$0.105	$0.105	$0.420	$0.210

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$13,932	$8,763
Marketable securities	8,031	6,534
Accounts receivable - net	341,398	259,154
Other current assets	57,334	47,073
Total current assets	420,695	321,524
Property and equipment - net	345,583	364,795
Other long-term assets - net	371,213	376,730
Total assets	$1,137,491	$1,063,049

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$251,550	$213,094
Debt - net	427,348	460,120
Other long-term liabilities	156,383	150,262
Total liabilities	835,281	823,476
Total shareholders' equity	302,210	239,573
Total liabilities and shareholders' equity	$1,137,491	$1,063,049

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Contract Logistics Segment:
Number of dedicated transportation loads (a)	145,127	135,821	594,748	493,733
Average number of value-added direct employees	5,005	3,507	4,534	3,444
Average number of value-added full-time equivalents	1,322	1,387	1,448	1,233
Number of active value-added programs	63	58	63	58

Intermodal Segment:
Number of loads	156,736	182,582	665,088	719,947
Average operating revenue per load, excluding fuel surcharges	$595	$451	$522	$461
Average number of tractors	2,056	1,951	2,042	2,168
Number of depots	12	12	12	12

Trucking Segment:
Number of loads	67,440	65,572	288,378	257,562
Average operating revenue per load, excluding fuel surcharges	$1,475	$1,236	$1,356	$1,218
Average number of tractors	1,234	1,276	1,299	1,324
Average length of haul	374	386	372	398

Company-Managed Brokerage Segment:
Number of loads (b)	27,434	34,033	121,944	145,655
Average operating revenue per load (b)	$1,976	$1,794	$1,845	$1,403
Average length of haul (b)	533	580	553	576

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating Revenues by Segment:
Contract logistics	$160,668	$133,164	$627,220	$459,666
Intermodal	141,723	105,887	473,059	393,633
Trucking	101,474	80,863	403,312	318,385
Company-managed brokerage	62,035	65,822	242,794	218,123
Other	1,472	217	4,595	1,276
Total	$467,372	$385,953	$1,750,980	$1,391,083

Income from Operations by Segment:
Contract logistics	$6,067	$11,956	$44,809	$35,967
Intermodal	13,799	7,770	30,379	30,353
Trucking	1,105	3,545	19,607	16,413
Company-managed brokerage	2,466	227	7,122	(2,681)
Other	339	51	1,043	307
Total	$23,776	$23,549	$102,960	$80,359

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	( in thousands)		( in thousands)
EBITDA
Net income	$16,199	$16,223	$73,733	$48,132
Income tax expense	5,314	5,316	24,848	15,778
Interest expense, net	2,510	3,428	11,599	14,579
Depreciation	12,248	15,413	53,650	58,934
Amortization	3,409	3,786	13,887	15,207
EBITDA	$39,680	$44,166	$177,717	$152,630

EBITDA margin (a)	8.5%	11.4%	10.1%	11.0%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.